EXHIBIT 99.1

     McDermott Reports Third Quarter 2003 Income from Continuing
         Operations of $10.1 Million, $0.15 Per Diluted Share

    NEW ORLEANS--(BUSINESS WIRE)--Nov. 4, 2003--

                   Includes after-tax B&W settlement
                  revaluation benefit of $8.2 million

    McDermott International, Inc. (NYSE: MDR) ("McDermott" or the "Company") today reported income from continuing operations of $10.1 million, or 15 cents per diluted share, for the third quarter of 2003 compared to a loss from continuing operations of $366.3 million, or $5.91 per diluted share, for the same period in 2002. Including $1.7 million of income from discontinued operations, net income for the 2003 third quarter was $11.8 million, or 18 cents per diluted share. Net loss for the third quarter of 2002 was $357.1 million, or $5.76 per diluted share, which included income from discontinued operations of $9.3 million. Weighted average common shares outstanding on a fully diluted basis were 66.7 million and 62.0 million for September 30, 2003 and September 30, 2002, respectively.
    Revenues in the third quarter of 2003 increased 49.8 percent, to $645.3 million, compared to the corresponding period in 2002. The growth in revenues is due to increased activity in the Marine Construction Services ("J. Ray") segment, partially offset by the loss of revenues from the Power Generation Systems segment due to the sale of Babcock & Wilcox Volund ApS in October 2002.
    Third quarter 2003 operating income was $8.4 million, which included a $19.9 million increase in the Company's estimate of the costs necessary to complete the EPIC Spar projects by J. Ray, primarily the Front Runner spar, and a $20.7 million non-cash qualified pension plan expense in the Corporate segment. The 2002 third quarter operating loss of $367.2 million included a $313.0 million impairment of goodwill, a $3.9 million impairment of an international joint venture and a $65.2 million loss from the EPIC Spar projects, all at J. Ray and a $4.2 million non-cash qualified pension plan expense in the Corporate segment.
    "We demonstrated solid progress during the quarter," said Bruce W. Wilkinson, chairman of the board and chief executive officer of McDermott. "Our operating businesses, J. Ray and BWXT, showed marked improvement versus a year ago, with both groups contributing to our earnings this quarter. J. Ray's increased activity during this strong third quarter contributed to its operating income and although our expected costs to complete the spars increased, primarily on Front Runner, I am encouraged by the solid earnings power that J. Ray demonstrated absent these increased costs. I believe J. Ray's improved focus on financial discipline will produce results over the long-term. I am particularly pleased with the consistent, year-over-year improvements at our BWXT operations. Its improving performance is commendable."
    The Company's other income for the third quarter of 2003 was $6.9 million, compared to other expense of $3.4 million in the third quarter of 2002. The year-over-year improvement is primarily due to a $9.7 million pretax ($8.2 million after-tax) reduction in the estimated costs related to The Babcock & Wilcox Company ("B&W") Chapter 11 settlement.

    RESULTS OF OPERATIONS

    2003 Third Quarter Compared to 2002 Third Quarter

    Marine Construction Services Segment

    Revenues from the Marine Construction Services segment, which consists of J. Ray McDermott and its subsidiaries, increased 85 percent to $512.3 million in the 2003 third quarter. The revenue growth resulted from increased activity on fabrication and marine installation projects in all geographic areas where J. Ray operates, other than the Gulf of Mexico.
    The operating income for the 2003 third quarter was $11.9 million. Major projects contributing to 2003 third quarter operating income were the fabrication of topsides and marine installation of topsides and pipelines for projects in the Azerbaijani sector of the Caspian Sea, topsides fabrication work in the Morgan City fabrication facility, and deck fabrication and installation projects for an offshore operator in Vietnam. Selling, general and administrative expenses were $1.8 million lower in the 2003 third quarter compared to the 2002 third quarter. The 2003 third quarter included $19.9 million of increased costs associated with the Spar projects, primarily the Front Runner spar, while the 2002 third quarter included $65.2 million of Spar-related losses and $313 million of goodwill impairment.
    At September 30, 2003, J. Ray's backlog of $1.5 billion included $213 million related to contracts in loss positions. Of this amount, $137 million related to uncompleted work on the Spar projects and $71 million related to the Carina Aries project in Argentina. J. Ray's backlog was $1.8 billion and $2.1 billion at June 30, 2003 and at December 31, 2002, respectively.

    Government Operations Segment

    The Government Operations segment consists primarily of BWX Technologies, Inc. ("BWXT"). Revenues in this segment decreased $3.2 million to $133.0 million in the 2003 third quarter primarily due to lower revenues from a management and operations contract in Ohio, partially offset by higher volumes from the manufacture of nuclear components for certain U.S. government programs.
    Operating income increased 75 percent to $21.4 million in the 2003 third quarter, primarily due to the following:

    -- higher volumes from the manufacture of nuclear components for certain U.S. government programs

    -- improved operating results from joint ventures in Idaho, Louisiana, and Tennessee

    -- better margins from the commercial nuclear environmental services

    -- reduced spending on fuel cell research and development projects

    These items were partially offset by lower volumes at other government manufacturing operations, and higher general and administrative expenses due to increased facility management oversight costs.
    At September 30, 2003, BWXT's backlog was $1.4 billion, compared to backlog of $1.5 billion and $1.7 billion at June 30, 2003 and December 31, 2002, respectively.

    Corporate

    Corporate expenses were $25.0 million in the 2003 third quarter, an increase of $18.7 million, primarily due to higher noncash qualified pension plan expense as a result of year-end 2002 changes in the discount rate and plan asset performance. Additionally, the financial performance of the Company's captive insurance companies was less favorable during the 2003 third quarter compared to the same period in 2002.

    Other Income and Expense

    Net interest expense was $3.1 million in the 2003 third quarter compared to $1.4 million in the 2002 third quarter, due to higher interest rates associated with the Company's credit facility, and lower interest income due to a decrease in the amount of investments held combined with lower average interest rates earned on the investments.
    During the 2003 third quarter, revaluation of certain components of the estimated settlement cost related to the Chapter 11 proceedings involving B&W resulted in a decrease in the estimated cost of the settlement to $92.0 million resulting in the recognition of other income of $9.7 million ($8.2 million after tax). The consideration to be provided in the proposed settlement includes, among other things, McDermott common stock, a share price guaranty obligation and a promissory note. The decrease in the estimated settlement cost is due primarily to a decline in the price of McDermott's common stock from $6.33 per share at June 30, 2003 to $5.71 per share at September 30, 2003. The Company is required to revalue certain components of the estimated settlement cost quarterly and at the time the securities are issued, assuming the settlement is finalized. Assuming issuance of the debt and equity securities, the Company will record such amounts as either liabilities or stockholders' equity based on the nature of the individual securities. Thereafter, only the 3-year share price guaranty will be required to be revalued on an ongoing quarterly basis.
    The Company reported other income of $0.3 million in the 2003 third quarter compared to other expense of $1.9 million in the 2002 third quarter due to minority interest income associated with a J. Ray joint venture and an increase in foreign currency transaction gains.
    Provision for income taxes during the third quarter of 2003 was $5.1 million, compared to a benefit from income taxes of $4.3 million during the same period of 2002. The $9.4 million variance was due to the increase in pretax income combined with the changing mix of income earned in various tax jurisdictions.

    DISCONTINUED OPERATIONS

    In August 2003, the Company completed the sale of Menck GmbH ("Menck"), formerly a component of the Marine Construction Services segment. Accordingly, for the three and nine months ended September 30, 2003 and September 30, 2002, the Company has reported the results of operations for Menck as discontinued operations.
    Hudson Products Corporation ("HPC") was sold in July 2002. Accordingly, for the three and nine months ended September 30, 2002, the Company has reported the results of operations for HPC as discontinued operations.

    THE BABCOCK & WILCOX COMPANY

    The Company wrote off its investment in B&W of $224.7 million during the second quarter of 2002 and has not consolidated B&W with McDermott's financial results since B&W's Chapter 11 bankruptcy filing on February 22, 2000. B&W's revenues increased $1.6 million to $318.5 million in the third quarter of 2003. Net income for the 2003 third quarter was $15.4 million, an increase of $5.4 million versus the corresponding period in 2002.

    LIQUIDITY

    On a consolidated basis, the Company incurred negative cash flows for the first three quarters of 2003 and expects to incur negative cash flows from operations during the remainder of 2003 and in the first three quarters of 2004, primarily due to losses on the Spar projects and the Argentina project at J. Ray.
    Completion of the Spar projects and the Carina Aries project in Argentina has and will continue to put a strain on J. Ray's liquidity.
J. Ray intends to fund its negative cash flow through new financing arrangements and sales of non-strategic assets. For the 2003 year, the Company anticipates negative operating cash flows before capital expenditures of between $100 million to $120 million. At October 28, 2003, the Company had liquidity of $199 million, which included unrestricted cash of $139 million and borrowing capacity under its existing credit facilities of $60 million.
    The Company is in the process of refinancing BWXT on a stand-alone basis and has received a commitment letter from a commercial bank to underwrite a three-year $125 million revolving credit facility, which may be increased to $150 million. This commitment is subject to the successful refinancing of J. Ray on a stand-alone basis. The Company is developing new financing arrangements for J. Ray and expects to close the BWXT and J. Ray financings simultaneously during the fourth quarter of 2003.
    The Company's ability to obtain new financing for J. Ray will depend on numerous factors, including J. Ray's operating performance and overall market conditions. If the Company is unable to obtain new financing arrangements, J. Ray's ability to pursue additional projects, which often require letters of credit, and its liquidity will be adversely impacted. These factors continue to cause substantial doubt about J. Ray's ability to continue as a going concern.

    OTHER INFORMATION

    About the Company

    McDermott International, Inc. is a leading worldwide energy services company. The Company's subsidiaries provide engineering, fabrication, installation, procurement, research, manufacturing, environmental systems, project management and facility management services to a variety of customers in the energy and power industries, including the U.S. Department of Energy.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott International, Inc. cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. The forward-looking statements in this press release include, among other things, statements about the Company's and J. Ray's liquidity and ability to obtain new financing arrangements, the estimated cash flows and timing to complete the Spar projects and the Carina Aries project and the estimated charges for the proposed settlement of the B&W Chapter 11 proceedings based on current negotiations. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended December 31, 2002 and its 2003 quarterly reports filed with the Securities and Exchange Commission.


Conference Call to Discuss 2003 Third Quarter Earnings Release

Date:    Wednesday, November 5, 2003 at 10:00 a.m. EDT (9:00 a.m. CDT)
Webcast: Investor Relations section of website at www.mcdermott.com
Replay:  November 5, 2003 beginning at 1:00 p.m. EDT (12:00 p.m. CDT)
         (USA) (888)-286-8010 or (International) (617) 801-6888

         Access code 31426403


                     McDERMOTT INTERNATIONAL, INC.
          CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)

                           Three Months Ended     Nine Months Ended
                              September 30,          September 30,
                             2003       2002       2003       2002
                             ----       ----       ----       ----
                   (Unaudited; in thousands, except per share amounts)

Revenues                  $645,334  $ 430,937  $1,753,546  $1,291,423
----------------------------------------------------------------------
Costs and Expenses:
  Cost of operations       600,353    452,546   1,644,438   1,257,077
  Impairment of JRM
   goodwill                      -    313,008           -     313,008
  Loss on write-off of
   investment in
   The Babcock & Wilcox
   Company                       -          -           -     224,664
  Selling, general and
   administrative expenses  43,052     37,091     120,287     116,989
----------------------------------------------------------------------

                           643,405    802,645   1,764,725   1,911,738
----------------------------------------------------------------------


Equity in Income of
 Investees                   6,457      4,469      19,582      14,421
----------------------------------------------------------------------

Operating Income (Loss)      8,386   (367,239)      8,403    (605,894)
----------------------------------------------------------------------

Other Income (Expense):
  Interest income              709      1,540       2,598       6,877
  Interest expense          (3,801)    (2,983)    (11,631)    (12,516)
  (Increase) decrease in
   estimated cost of The
   Babcock & Wilcox Company
    bankruptcy settlement    9,682          -      (5,642)          -
  Other-net                    299     (1,916)      2,286        (506)
----------------------------------------------------------------------
                             6,889     (3,359)    (12,389)     (6,145)
Income (Loss) from
 Continuing Operations
 before Provision for
 (Benefit from) Income Taxes
 and Cumulative Effect of
 Accounting Change          15,275   (370,598)     (3,986)   (612,039)

Provision for (Benefit
 from) Income Taxes          5,140     (4,284)     16,801      (9,676)
----------------------------------------------------------------------
Income (Loss) from
 Continuing Operations
 before Cumulative Effect
 of Accounting Change       10,135   (366,314)    (20,787)   (602,363)

Income from Discontinued
 Operations                  1,649      9,258       4,555      10,498
----------------------------------------------------------------------
Income (Loss) before
 Cumulative Effect of
  Accounting Change         11,784   (357,056)    (16,232)   (591,865)

Cumulative Effect of
 Accounting Change               -          -       3,710           -
----------------------------------------------------------------------

Net Income (Loss)         $ 11,784  $(357,056) $  (12,522) $ (591,865)
----------------------------------------------------------------------

Earnings (Loss) per Common
 Share:
 Basic:
   Income (Loss) from
    Continuing Operations
    before Cumulative Effect
    of Accounting Change  $   0.16  $   (5.91) $    (0.33) $    (9.78)
   Income from
    Discontinued
    Operations            $   0.03  $    0.15  $     0.07  $     0.17
   Cumulative Effect of
    Accounting Change     $      -  $       -  $     0.06  $        -
   Net Income (Loss)      $   0.18  $   (5.76) $    (0.20) $    (9.61)
 Diluted:
   Income (Loss) from
    Continuing Operations
    before Cumulative Effect
    of Accounting Change  $   0.15  $   (5.91) $    (0.33) $    (9.78)
   Income from
    Discontinued
    Operations            $   0.02  $    0.15  $     0.07  $     0.17
   Cumulative Effect of
    Accounting Change     $      -  $       -  $     0.06  $        -
   Net Income (Loss)      $   0.18  $   (5.76) $    (0.20) $    (9.61)
----------------------------------------------------------------------
                     McDERMOTT INTERNATIONAL, INC.
                     SELECTED SEGMENT INFORMATION

                            Three Months Ended     Nine Months Ended
                               September 30,         September 30,
                             2003       2002       2003        2002
                                          (Unaudited)
                                        (In thousands)
 REVENUES:
   Marine Construction
    Services              $512,347  $ 276,843  $1,375,359  $  855,437
   Government Operations   133,031    136,255     378,262     389,161
   Power Generation
    Systems                      -     17,846           -      46,881
   Adjustments and
    Eliminations               (44)        (7)        (75)        (56)
----------------------------------------------------------------------
                          $645,334  $ 430,937  $1,753,546  $1,291,423
----------------------------------------------------------------------

OPERATING INCOME (LOSS):
   Marine Construction
    Services              $ 11,926  $(370,342) $   15,404  $ (399,013)
   Government Operations    21,398     12,226      65,509      44,786
   Power Generation
    Systems                     87     (1,326)        117      (5,248)
----------------------------------------------------------------------
                            33,411   (359,442)     81,030    (359,475)
   Write-off of
    investment in B&W            -          -           -    (224,664)
   Other unallocated             -     (1,452)          -      (1,452)
   Corporate               (25,025)    (6,345)    (72,627)    (20,303)
----------------------------------------------------------------------
TOTAL                     $  8,386  $(367,239) $    8,403  $ (605,894)
----------------------------------------------------------------------


EQUITY IN INCOME (LOSS)
 OF INVESTEES:
   Marine Construction
    Services              $    144  $    (530) $     (433) $    1,246
   Government Operations     6,038      4,837      19,332      15,826
   Power Generation
    Systems                    275        162         683      (2,651)
----------------------------------------------------------------------
   TOTAL                  $  6,457  $   4,469  $   19,582  $   14,421
----------------------------------------------------------------------

DEPRECIATION &
 AMORTIZATION:
   Marine Construction
    Services              $  7,648  $   7,018  $   20,830  $   18,842
   Government Operations     3,120      1,953       9,452       8,139
   Power Generation
    Systems                      3        187          10         543
   Corporate                   632      1,466       2,289       2,710
----------------------------------------------------------------------
   TOTAL                  $ 11,403  $  10,624  $   32,581  $   30,234
----------------------------------------------------------------------

CAPITAL EXPENDITURES:
   Marine Construction
    Services              $  2,461  $  10,040  $   13,796  $   26,463
   Government Operations     3,828      5,760      11,288      15,449
   Power Generation
    Systems                      -        185           -         246
   Corporate                 1,051          -       2,447           -
----------------------------------------------------------------------
   TOTAL                  $  7,340  $  15,985  $   27,531  $   42,158
----------------------------------------------------------------------

BACKLOG (in millions):
   Marine Construction
    Services              $  1,483  $   1,957  $    1,483  $    1,957
   Government Operations     1,380        949       1,380         949
   Power Generation
    Systems                      -          -           -           -
----------------------------------------------------------------------
   TOTAL                  $  2,863  $   2,906  $    2,863  $    2,906
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
           ITEMS INCLUDED IN LOSS FROM CONTINUING OPERATIONS


                                  Three Months Ended Nine Months Ended
                                      September 30,    September 30,
                                      2003     2002    2003    2002
                                      ----     ----    ----    ----
                                               (Unaudited)
                                              (In millions)

ITEMS INCLUDED IN OPERATING INCOME (LOSS) BY SEGMENT:
    Marine Construction Services
    Losses on Spar projects          $(19.9) $ (65.2) $(19.9) $(102.1)
    Impairment of JRM goodwill            -   (313.0)      -   (313.0)
    Losses on Argentina project           -     (0.8)  (41.9)    (0.3)
    Announced change orders on a
     project                              -        -    11.0        -
----------------------------------------------------------------------
    TOTAL                            $(19.9) $(379.0) $(50.8) $(415.4)
----------------------------------------------------------------------
    Government Operations
    Favorable resolution of contract
     dispute                         $    -  $     -  $  8.7  $     -
----------------------------------------------------------------------
    TOTAL                            $    -  $     -  $  8.7  $     -
----------------------------------------------------------------------
    Corporate
    Write-off of investment in B&W   $    -  $     -  $    -  $(224.7)
    Qualified pension plan expense    (20.7)    (4.2)  (56.8)    (8.3)
----------------------------------------------------------------------
    TOTAL                            $(20.7) $  (4.2) $(56.8) $(233.0)
----------------------------------------------------------------------
OTHER ITEMS:
    Change in estimated cost of B&W
      bankruptcy settlement before
      tax                            $  9.7  $     -  $ (5.6) $     -
    Tax impact on B&W settlement        1.5        -     2.6        -
----------------------------------------------------------------------
    Change in estimated cost of B&W
      bankruptcy settlement after
      tax                            $  8.2  $     -  $ (8.2) $     -
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                ASSETS
                                                 Sept. 30,   Dec. 31,
                                                   2003        2002
                                                   ----        ----
                                               (Unaudited)
                                                    (In thousands)
Current Assets:
  Cash and cash equivalents                    $  163,525  $  174,341
  Restricted cash                                   7,899           -
  Investments                                           -     108,269
  Accounts receivable - trade, net                252,796     191,672
  Accounts receivable from The Babcock &
   Wilcox Company                                   7,864      12,273
  Accounts receivable - unconsolidated
   affiliates                                      14,140      17,695
  Accounts receivable - other                      28,978      63,270
  Contracts in progress                           102,083     147,336
  Deferred income taxes                             2,123       3,350
  Other current assets                             33,712      45,403
----------------------------------------------------------------------
  Total Current Assets                            613,120     763,609
----------------------------------------------------------------------
Property, Plant and Equipment                   1,262,316   1,238,447
  Less accumulated depreciation                   910,014     885,051
----------------------------------------------------------------------
  Net Property, Plant and Equipment               352,302     353,396
----------------------------------------------------------------------
Investments in Debt Securities                     44,591      64,958
----------------------------------------------------------------------
Goodwill                                           12,926      12,926
----------------------------------------------------------------------
Prepaid Pension Costs                              18,974      19,311
----------------------------------------------------------------------
Other Assets                                       82,210      63,971
----------------------------------------------------------------------
  TOTAL                                        $1,124,123  $1,278,171
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS

                 LIABILITIES AND STOCKHOLDERS' DEFICIT

                                            September 30, December 31,
                                               2003           2002
                                               ----           ----
                                            (Unaudited)
                                                 (In thousands)
Current Liabilities:
  Notes payable and current maturities of
   long-term debt                            $       505  $    55,577
  Accounts payable                               179,564      163,811
  Accounts payable to The Babcock & Wilcox
   Company                                        45,751       32,379
  Accrued employee benefits                       62,421       60,896
  Accrued liabilities - other                    156,357      190,844
  Accrued contract costs                          50,414       53,335
  Advance billings on contracts                  208,810      329,031
  U.S. and foreign income taxes payable            9,875       31,176
----------------------------------------------------------------------
     Total Current Liabilities                   713,697      917,049
----------------------------------------------------------------------
Long-Term Debt                                    85,729       86,104
----------------------------------------------------------------------
Accumulated Postretirement Benefit
 Obligation                                       26,512       26,898
----------------------------------------------------------------------
Self-Insurance                                    70,186       71,918
----------------------------------------------------------------------
Pension Liability                                441,369      392,072
----------------------------------------------------------------------
Accrued Cost of The Babcock & Wilcox Company
 Bankruptcy Settlement                            92,019       86,377
----------------------------------------------------------------------
Other Liabilities                                114,663      114,510
----------------------------------------------------------------------
Commitments and Contingencies
Stockholders' Deficit:
  Common stock, par value $1.00 per share,
   authorized 150,000,000 shares; issued
   67,983,694 at September 30, 2003 and
   66,351,478 at December 31, 2002                67,984       66,351
  Capital in excess of par value               1,101,432    1,093,428
  Accumulated deficit                         (1,039,840)  (1,027,318)
  Treasury stock at cost, 2,061,407 shares
   at September 30, 2003
   and at December 31, 2002                      (62,792)     (62,792)
  Accumulated other comprehensive loss          (486,836)    (486,426)
----------------------------------------------------------------------
     Total Stockholders' Deficit                (420,052)    (416,757)
----------------------------------------------------------------------
     TOTAL                                   $ 1,124,123  $ 1,278,171
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Nine Months Ended
                                                     September 30,
                                                   2003         2002
                                                   ----         ----
                                                     (Unaudited)
                                                    (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss                                       $ (12,522) $  (591,865)
----------------------------------------------------------------------
Adjustments to reconcile net loss to net
 cash used in operating activities:
  Depreciation and amortization                   32,581       30,234
  Income or loss of investees, less dividends     (2,547)      (1,503)
  Gain on asset disposals and impairments - net   (3,406)        (207)
  Provision for (benefit from) deferred taxes     (4,518)      18,908
  Increase in estimated cost of The Babcock &
   Wilcox
     Company bankruptcy settlement                 5,642            -
  Loss on write-off of investment in The
   Babcock & Wilcox Company                            -      224,664
  Impairment of JRM goodwill                                  313,008
  Cumulative effect of accounting change          (3,710)           -
  Gain on sale of Hudson Products Corporation          -      (15,044)
  Gain on sale of Menck GmbH                      (2,365)           -
  Other                                            3,773        9,520
  Changes in assets and liabilities, net of
   effects
   of acquisitions and divestitures:
     Accounts receivable                         (17,148)     (40,485)
     Net contracts in progress and advance
      billings                                   (74,928)      62,971
     Accounts payable                             24,180       25,328
     Accrued and other current liabilities       (29,490)      31,252
     Income taxes                                (25,435)     (94,834)
     Other, net                                   37,114         (230)
----------------------------------------------------------------------
NET CASH USED IN OPERATING ACTIVITIES            (72,779)     (28,283)
----------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of property, plant and equipment       (27,531)     (42,158)
Purchases of available-for-sale securities      (260,886)  (1,087,131)
Sales of available-for-sale securities           133,679      784,494
Maturities of available-for-sale securities      256,600      458,301
Proceeds from asset disposals                     20,946       38,621
Other                                               (403)           -
----------------------------------------------------------------------
NET CASH PROVIDED BY INVESTING ACTIVITIES        122,405      152,127
----------------------------------------------------------------------

                     McDERMOTT INTERNATIONAL, INC.
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                  Nine Months Ended
                                                     September 30,
                                                    2003       2002
                                                    ----       ----
                                                      (Unaudited)
                                                     (In thousands)
CASH FLOWS FROM FINANCING ACTIVITIES:

Payment of long-term debt                         $ (9,500) $(208,416)
Decrease in short-term borrowing                   (45,600)       (26)
Issuance of common stock                               256      1,342
Other                                                2,317       (400)
----------------------------------------------------------------------
NET CASH USED IN FINANCING ACTIVITIES              (52,527)  (207,500)
----------------------------------------------------------------------
EFFECTS OF EXCHANGE RATE CHANGES ON CASH               (16)        49
----------------------------------------------------------------------
NET DECREASE IN CASH AND CASH EQUIVALENTS           (2,917)   (83,607)
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD   174,341    196,809
----------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD        $171,424  $ 113,202
----------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid during the period for:
  Interest (net of amount capitalized)            $ 10,501  $  16,816
  Income taxes - net                              $ 17,744  $  90,337
----------------------------------------------------------------------


    CONTACT: McDermott International, Inc., Houston
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com